Exhibit 99.1

PRESS RELEASE

Silicon Labs Appoints Robert Conrad to Board of Directors

Semiconductor Veteran Brings Decades of Strategic and Operational Expertise to Board

AUSTIN, Texas – July 27, 2022, Silicon Labs (NASDAQ: SLAB), a leader in secure, intelligent wireless technology for a more connected world, today announced the appointment of Robert “Bob” Conrad to the company's board of directors. Conrad brings nearly 40 years of experience in the semiconductor industry, driving strategic focus and successfully scaling businesses.

"We are excited to welcome Bob to the Silicon Labs board of directors," said Matt Johnson, Silicon Labs CEO. "He is a well-respected industry leader with significant experience in the semiconductor industry across a wide range of technologies and markets. His strategic experience in growing and scaling semiconductor businesses will be invaluable to Silicon Labs as we continue to accelerate innovation and expand operations for sustainable growth."

Conrad most recently served as Senior Vice President of the Automotive Microcontrollers and Processors Business at NXP Semiconductors (NASDAQ: NXPI) before retiring in 2019. Prior to that, he held several senior executive roles at Freescale Semiconductor, Fairchild Semiconductor, and Analog Devices leading various product groups and corporate strategy. He started his career with Texas Instruments in product engineering and hardware design, process development and operations. Conrad holds a BSEE in Electrical and Computer Engineering from the University of Cincinnati.

“It’s an exciting time to join the Silicon Labs Board of Directors. The company is focused and positioned to lead and scale in large and growing markets,” said Bob Conrad. "I look forward to partnering with Matt and the rest of the board to capitalize on the opportunities ahead."

William “Bill” Wood also announced he will not stand for reelection and will be retiring from the Silicon Labs board after 25 years of service. Wood initially joined the board of directors in 1997 and served as lead director from 2005-2021. His tenure as a board member will be completed at the 2023 annual meeting of stockholders.

“Bill has been instrumental to Silicon Labs’ success since the very beginning of our journey,” said Johnson. “We’re grateful for his leadership throughout the years and wish him the very best.”

About Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leader in secure, intelligent wireless technology for a more connected world. Our integrated hardware and software platform, intuitive development tools, thriving ecosystem, and robust support make us an ideal long-term partner in building advanced industrial, commercial, home, and life applications. We make it easy for developers to solve complex wireless challenges throughout the product lifecycle and get to market quickly with innovative solutions that transform industries, grow economies, and improve lives. silabs.com

Forward-Looking Statements

This press release contains forward-looking statements based on Silicon Labs’ current expectations. These forward-looking statements reflect the current views and assumptions of Silicon Labs and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Certain factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the SEC filings of Silicon Laboratories Inc. Silicon Labs disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. References in this press release to Silicon Labs shall mean Silicon Laboratories Inc.

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